UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51296	36-4387843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137

(Address of principal executive offices)

(630) 545-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 14, 2011, the Company was notified by the Federal Reserve Bank of Chicago (the “FRB”) that the overall condition of the Company and the Bank is less than satisfactory. As a result, the Company must now obtain prior written approval from the FRB prior to, among other things, (i) the payment of any capital distribution, including stockholder dividends on the shares of Company preferred stock issued to the U.S. Department of Treasury (the “Treasury”) pursuant to the Trouble Asset Relief Program (“TARP”) Capital Purchase Program or (ii) making any payments related to any outstanding trust preferred securities. The Company is also required, within thirty days of January 14, 2011, to downstream all remaining funds to the Bank with the exception of the Company’s non-discretionary payments required to be made over the next twelve months. Additionally, the Company will be required to comply with (i) the provisions of Section 32 of the Federal Deposit Insurance Act and Section 225.71 of the Rules and Regulations of the Board of Governors of the Federal Reserve System with respect to the appointment of any new Company directors or the hiring or change in position of any Company senior executive officer and (ii) the restrictions on making “golden parachute” payments set forth in Section 18(k) of the Federal Deposit Insurance Act.

The Company has notified the trustee for Community Financial Shares Statutory Trust II that, beginning with the March 15, 2011 interest payment period, the Company will defer all payments of interest on the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 for an indefinite period of time. In addition, the Company has also notified the Treasury that, beginning with the February 15, 2011 dividend payment, the Company will defer all payments of dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) for an indefinite period of time. Under the terms of the TARP Preferred Stock, the Company is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9% per year. Dividend payments may be deferred, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board appointment rights for the Treasury as holder of the TARP Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2011	By:	/S/ ERIC J. WEDEEN
Eric J. Wedeen
Vice President and Chief Financial Officer